UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2016

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 West Hamilton Street, Suite 200 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On December 13, 2016, CrossAmerica Partners LP, a publicly traded Delaware limited partnership (the “Partnership”) and its subsidiary, Lehigh Gas Wholesale Services, Inc. (“Services” and, together with the Partnership, the “Borrowers”) entered into an amendment (the “Amendment”) to the Third Amended and Restated Credit Agreement, dated as of March 4, 2014, among the Borrowers, certain domestic subsidiaries of the Borrowers from time to time party thereto, as guarantors (“Guarantors”), the lenders party thererto, and Citizens Bank of Pennsylvania, as administrative agent, as amended by the First Amendment dated as of July 2, 2014, the Second Amendment, dated as of September 30, 2014, and the Third Amendment, dated as of July 26, 2016 (as so amended, the “Credit Agreement”). The Borrowers are jointly and severally liable for all obligations under the Credit Agreement.

The Credit Agreement is a senior secured revolving credit facility maturing March 4, 2019 with a total borrowing capacity of $550.0 million and is secured by substantially all of the assets of the Partnership and its subsidiaries.

The credit facility prohibits the Partnership from making distributions to its unitholders if any potential default or event of default occurs or would result from the distribution, or the Partnership is not in compliance with its financial covenants. In addition, the credit facility contains various covenants which may limit, among other things, the Partnership’s ability to grant liens; create, incur, assume, or suffer to exist other indebtedness; or make any material change to the nature of the Partnership’s business, including mergers, liquidations, and dissolutions; and make certain investments, acquisitions or dispositions.

The following is a summary of the material terms of the Amendment and capitalized items in the following summary have the meanings given to such terms in the Amendment:

•	certain terms and definitions, including Change of Control, were updated to reflect the pending acquisition of 100% of the issued and outstanding equity interests of CST Brands, Inc., a publicly traded Delaware corporation and the current indirect owner of the general partner of the Partnership, by Alimentation Couche-Tard Inc., a corporation organized under the laws of the Province of Quebec, Canada, or one of its subsidiaries;

•	the period of the permitted increase in Total Leverage Ratio from not greater than 4.50 to 1.00 to 5.00 to 1.00 after the closing of a Material Acquisition was amended to extend to three quarters (previously two), combined with an amendment to reduce the threshold of “Material Acquisition” from $50 million to $30 million;

•	the aggregate principal amount of Swingline Loans outstanding at any time was increased from $10 million to $25 million;

•	to increase the Partnership’s flexibility to engage in Sale Leaseback transactions, certain terms and definitions, including Asset Sales, were amended, and the new term of “Excluded Real Property Assets” for real property acquired after the effective date of the Amendment was added.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

The representations and warranties of the Borrowers and Guarantors in the Amendment and in the Credit Agreement are, in many respects, qualified by materiality and limited to the knowledge of the entity making the representation and warranty, but their accuracy forms the basis of one of the conditions to the obligations of the parties to complete the transaction. Please note, however, that these representations and warranties were made only for purposes of the Amendment and the Credit Agreement and as of specific dates, were solely for the benefit of the parties thereto, and are subject to limitations agreed to between the parties, including that they are qualified by disclosures between the parties that are not included with this report. Accordingly, investors and third parties should not rely on these representations and warranties as independent characterizations of the actual state of facts at the time they were made or otherwise but should consider them together with the other information that the Partnership has disclosed in other filings with the Securities and Exchange Commission.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No.	Description

10.1	Third Amendment to Third Amended and Restated Credit Agreement dated as of July 26, 2016

10.2	Fourth Amendment to Third Amended and Restated Credit Agreement dated as of December 13, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CrossAmerica Partners LP

By:	CrossAmerica GP LLC
its general partner

By:	/s/ Hamlet T. Newsom, Jr.
	Name:	Hamlet T. Newsom, Jr.
	Title:	Vice President, General Counsel and
Corporate Secretary

Dated: December 19, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Third Amended and Restated Credit Agreement dated as of July 26, 2016

10.2	Fourth Amendment to Third Amended and Restated Credit Agreement dated as of December 13, 2016